EXHIBIT 10.22

LOAN AGREEMENT
Dated as of October 24, 2013
by and between
AGILITY CAPITAL II, LLC
as “Agility” or “Lender”
and
RAINMAKER SYSTEMS, INC.
as “Borrower”
TOTAL CREDIT AMOUNT: Initially up to $500,000, but may be up to $650,000

Maturity Date:	No later than April 24, 2014; see Section 1(f) of the Agreement.
Formula:	Variable, per Agreement
Facility Origination Fee:	$13,000
Interest:	12% fixed per annum
Warrants:	See Warrant for coverage

The information set forth above is subject to the terms and conditions set forth in the balance of this Agreement. The parties agree as follows:

1.	Advance and Payments.
(a)Advances. Borrower may request one or more advances (each, an “Advance” and collectively, the “Advances”), up to the lesser of the principal amount of $500,000 (or $650,000 upon Lender’s receipt of a signed letter of intent between Borrower and a strategic investor in form and substance satisfactory to Lender in its sole discretion) or the Borrowing Base. “Borrowing Base” is the amount equal to 30% of Borrower’s Net Eligible Accounts Receivable, as defined in the Comerica Loan and Security Agreement dated June 14, 2012, as amended and in effect as of the date hereof (including pursuant to that certain Forbearance Agreement And Amendment To Loan and Security Agreement dated as of April 15, 2013 and that certain Second Amendment to Loan and Security Agreement dated as of September 25, 2013 (collectively, the “Comerica Agreement”). If at any time thereafter the outstanding Advances exceed the lesser of $650,000 or the Borrowing Base, Borrower shall immediately pay to Agility the amount of such excess. Borrower may repay and reborrow Advances at any time through the Maturity Date. Agility’s obligation to make any portion of the Advance under this Agreement is subject to (i) Agility’s determination, in its sole discretion, that there has not occurred a circumstance or circumstances that have a Material Adverse Effect, and (ii) the execution, delivery and filing of such certificates, instruments and agreements, as Agility reasonably deems appropriate, each in form and substance reasonably satisfactory to Agility, including but not limited to (A) a warrant to purchase stock; (B) subordination agreement with Borrower’s other creditors/noteholders (if any); and (C) that certain Subordination Agreement with Comerica Bank as of October ___, 2013 between Lender and Comerica Bank (the “Intercreditor Agreement”).
(b)Interest. Borrower shall pay interest on the outstanding principal balance of the Advances at a fixed rate per annum equal to twelve percent (12.0%). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue from the date of the Advance and continue until such Advance has been repaid, and shall be payable in arrears on the first day of each month until such Advance has been repaid.
(c)Payments. Borrower shall make interest-only payments on the first day of each month as set forth in Section 1(b) above. Any partial month shall be prorated on the basis of a 30-day month based on the actual number of days outstanding. Borrower may prepay all or a portion of Advances at any time without penalty or premium, and reborrow such amounts until the Maturity Date, subject to the terms of this Agreement, All payments made to Agility shall be made via wire transfer per wire transfer instructions separately provided by Agility to Borrower or by automated clearing house (ACH) transfer. All payments received by Agility shall be applied first to outstanding fees and expenses owing to Agility, then to accrued and unpaid interest, then to principal. Any fees or interest not paid when due shall be compounded by becoming a part of the Obligations, and such fees or interest shall thereafter accrue interest at the applicable interest rate.
(d)Voluntary Termination; Prepayment. Borrower may terminate this Agreement prior to the Maturity Date, provided Borrower (i) provides written notice to Lender of its election to terminate the Agreement at least five (5) days prior to such termination, provided, however, that any such notice of termination may state that such notice is conditioned upon the effectiveness of other borrowings from a Person other than Lender or the completion of any other transaction, in which case such termination notice may be revoked by Borrower if such condition is not satisfied, and (ii) pays to the Lender on the termination date an amount equal to the sum of (A) all outstanding principal of the Advances plus accrued and unpaid interest thereon through the prepayment date, (B) a fee equal to $25,000 minus the aggregate amount of interest paid by Borrower prior to the termination date, plus (C) all of Lender’s fees and expenses incurred in connection with this Agreement and any other present or future agreement, document, or instrument entered into in connection herewith (collectively, the “Transaction Documents”).
(e)Fees. On the date hereof, Borrower shall pay to Agility an origination fee of $13,000, which is fully earned and nonrefundable, and shall be deducted from the initial proceeds of the Advance. Borrower shall pay Agility a loan management fee of $500 per month, payable in arrears on the first day of each month, each of which are fully earned and nonrefundable on each such date.
(f)Maturity Date. All amounts outstanding hereunder are due and payable on the earlier of (i) the date amounts owing to Comerica Bank become due (whether by the stated maturity date or acceleration of indebtedness) or (ii) October 25, 2014 (the “Maturity Date”).
(g)Late Payments; Default Interest; Default Fees. After the occurrence and during the continuance of an Event of Default under this Agreement as defined in Section 5, the Obligations shall bear interest at a rate equal to 18%. In addition, upon the occurrence of such Event of Default arising from Borrower’s failure to comply with any principal payment required under this Agreement, Borrower shall pay Agility a default fee of $10,000. For each subsequent 30 day period in which such Event of Default remains outstanding and uncured to Agility’s satisfaction, Borrower shall pay Agility an additional default fee of $15,000, until such Event of Default is cured and waived in writing by Agility. The terms of this paragraph shall not be construed as Agility’s consent to Borrower’s failure to pay any amounts in strict accordance with this Agreement, and Agility’s charging any such fees and default interest and/or acceptance of any such payments shall not restrict Agility’s exercise of any remedies arising out of any such failure.
(h)Use of Proceeds. The proceeds from the Advance shall be used for Borrower’s working capital purposes and other general corporate purposes.
2.Security Interest. As security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Agility under the Transaction Documents, including all fees specified in Section 1 (collectively, the “Obligations”), Borrower grants Agility a security interest in all of Borrower’s personal property, whether now owned or hereafter acquired, including without limitation the property described on Exhibit A attached hereto, and all products, proceeds and insurance proceeds of the foregoing (collectively, the “Collateral”). Borrower authorizes Agility to execute such documents and take such actions as Agility reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder.
3.Representations, Warranties and Covenants. Borrower represents to Agility as follows (which shall be deemed continuing throughout the term of this Agreement, including the date the Advance is made):
(a)Authorization. The execution, delivery and performance by Borrower of the Transaction Documents, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate Borrower’s Certificate of Incorporation or by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property.
(a)    State of Incorporation; Places of Business; Locations of Collateral. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which it is required to do so. The address set forth in this Agreement under Borrower’s signature is Borrower’s chief executive office. Other than the chief executive office, the Collateral is located at the address(es) set forth on Exhibit B.
(b)    Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral. The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for (i) purchase money security interests in specific items of equipment; (ii) leases of specific items of equipment; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests; (iv) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations that are not delinquent; (v) the lien in favor of Comerica Bank (or any replacement lender providing senior working capital financing), provided such lien is subject to an intercreditor agreement in form and substance satisfactory to Lender; (vi) the liens set forth on Exhibit B; and (vii) other Permitted Liens (as defined in the Comerica Agreement in effect as of the date hereof, which defined term is incorporated herein, mutatis mutandis) (collectively, “Permitted Liens”).
(c)    Financial Condition, Statements and Reports. The financial statements provided to Agility by Borrower have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”). All consolidated financial statements related to Borrower and any Subsidiary of Borrower that are delivered by Borrower to Lender fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank. Borrower has timely filed, and will timely file, all material tax returns and reports required by applicable law, and Borrower has timely paid, and will timely pay, all applicable material taxes, assessments, deposits and contributions now or in the future owed by Borrower.
(d)    Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all material applicable laws and regulations.
4.Information. All information provided to Agility by or on behalf of Borrower on or prior to the date of this Agreement is true and correct in all material respects, and no representation or other statement made by Borrower to Agility contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Agility not misleading at the time made.
(e)    Litigation. Except as disclosed on Exhibit B, there is no claim or litigation pending or (to best of Borrower’s knowledge) threatened against Borrower. Borrower will promptly inform Agility in writing of any material claim or litigation in the future. Borrower shall also provide Agility prompt updates to any substantive changes to the claims listed in Exhibit B.
(f)    Subsidiaries; Investments. Except as disclosed on Exhibit B, Borrower has no wholly-owned or partially owned subsidiaries, and Exhibit B sets forth all loans by Borrower to, and all investments by Borrower in, any person, entity, corporation partnership or joint venture.
(g)    Deposit and Investment Accounts. Borrower maintains only the operating, savings, deposit, securities and investment accounts listed on Exhibit B.
5.Other Covenants.
(a)    Reports. Borrower will provide to Agility in form and substance acceptable to Agility reports consistent with those required in the Comerica Agreement for so long as such agreement is in effect; and thereafter: (i) within thirty (30) days after the last day of each month, monthly financial statements, prepared in accordance with GAAP, consistently applied; (ii) within fifteen (15) days after the last day of each month, copies of all reports and statements received by Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrower may grant Agility on-line “view only” access to all of its accounts on terms acceptable to Agility); (iii) annual financial statements prepared in accordance with GAAP, consistently applied, and audited by an independent certified public accountant of national standing or otherwise acceptable to Agility; (iv) within twenty (20) days of the end of each month, aged listings of accounts receivable and accounts payable along with a borrowing base certificate in substantially similar form as attached hereto; (v) copies of any additional periodic reports or information submitted to Comerica Bank (including all reports and information specified in Section 6.2 of the Comerica Agreement) (or any replacement lender providing senior working capital financing) at the same time such reports or information is due to such lender; and (vi) upon request, such other information relating to Borrower’s operations and condition, as Agility may reasonably request from time to time. Agility shall have the right to review and copy Borrower’s books and records and audit and inspect the Collateral, from time to time, upon reasonable notice to Borrower. Agility or its officers, employees, or agents shall have a right to visit Borrower’s premises and interview Borrower’s officers at Borrower’s expense. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, Agility may so audit and inspect the Collateral or visit Borrower’s premises and interview Borrower’s officers no more than once in any 6-month period.
(b)    Insurance. Borrower will maintain insurance on the Collateral and Borrower’s business, in amounts and of a type that are customary to businesses similar to Borrower’s, and Agility will be named in a loss payable endorsement in favor of Agility, in form reasonably acceptable to Agility, subject to the rights of Comerica Bank (or any replacement lender providing senior working capital financing) pursuant to an intercreditor agreement with Lender.
(c)    Financial Covenants. Borrower shall comply with those covenants required in the Comerica Agreement for so long as such Agreement is in effect, and thereafter, comply with such financial covenants as may be mutually agreed upon by Lender and Borrower in good faith.
(d)    Negative Covenants. Without Agility’s prior written consent, Borrower shall not do any of the following: (i) acquire any assets outside the ordinary course of business; (ii) sell, lease, license, transfer or otherwise dispose of (each, a “Transfer”) any Collateral except for except for Transfers (A) of inventory in the ordinary course of business; (B) of worn out or obsolete equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (C) consisting of the sale or issuance of any stock of Borrower; (D) of non-exclusive licenses for the use of the property of Borrower or its subsidiaries in the ordinary course of business; and (E) other Permitted Transfers (as defined in the Comerica Agreement in effect as of the date hereof, which defined term is incorporated herein, mutatis mutandis); (iii) pay or declare any dividends on Borrower’s stock; (iv) redeem, repurchase or otherwise acquire, any of Borrower’s stock, other than the repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (v) make any investments in, or loans or advances to, any person, including without limitation any investments in, or downstreaming of funds to, any subsidiary or affiliate of Borrower; other than Permitted Investments (as defined in the Comerica Agreement in effect as of the date hereof, which defined term is incorporated herein, mutatis mutandis); (vi) incur any indebtedness, including any guaranties or other contingent liabilities, other than (A) trade debt and capital lease obligations incurred in the ordinary course of business, (B) indebtedness owing to Comerica Bank (or any replacement lender providing senior working capital financing), provided such indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Lender, (C) indebtedness existing on the date of this Agreement; and (D) other Permitted Indebtedness (as defined in the Comerica Agreement in effect as of the date hereof, which defined term is incorporated herein, mutatis mutandis); (vii) make any deposits or investments into any investment or depository accounts unless they are subject to an account control agreement acceptable to Agility, subject to the terms of any intercreditor agreement between Agility and Comerica Bank (or any replacement lender providing senior working capital financing); (viii) make any payment on any of Borrower’s indebtedness that is subordinate to the Obligations, other than in accordance with the subordination agreement, if any, in favor of Lender relating thereto; (ix) permit or suffer a merger, change of control, or acquisition of all or any substantial part of Borrower’s assets; (x) use any part of the Advances to repay loans (other than loans made under the Comerica Agreement) or pay deferred salaries or other amounts owing to any officers, directors, shareholders or affiliates of Borrower; or (xi) encumber any of the Collateral, except for Permitted Liens. Notwithstanding the foregoing provisions of this Section 4(d), it is the intent of Lender and Borrower that the negative covenants under this Section 4(d) shall be no more restrictive than the negative covenants applicable to the Borrower and its subsidiaries under the Comerica Agreement for so long as the Comerica Agreement is in effect. Accordingly, for so long as the Comerica Agreement is in effect, if any act or omission of Borrower or its subsidiaries shall be permitted under the terms of the Comerica Agreement, then such act or omission shall also be deemed permitted under the terms of this Agreement, notwithstanding anything to the contrary in this Section 4(d).
6.Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement; provided however, for so long as the Comerica Agreement is in effect, to the extent that such event under the comparable provision in the Comerica Agreement is more favorable to Borrower or provides for a longer cure period than that which is provided for herein, then such event shall not constitute an Event of Default hereunder until such time as such event constitutes an Event of Default under the Comerica Agreement:
(a)    Borrower shall fail to pay any principal or interest due hereunder within ten days after the date due, provided that any amounts due on the Maturity Date shall be paid on that date, with no grace period; or
(b)    Borrower shall fail to comply with Section 4 of this Agreement; or
(c)    Borrower shall fail to comply with any other provision of this Agreement other than those listed in Section 4 of this Agreement or any other Transaction Document and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; or
(d)    Any warranty, representation, statement, report or certificate made or delivered to Agility by Borrower or on Borrower’s behalf shall be untrue or misleading in a material respect as of the date given or made; or
(e)    Any Event of Default under the Comerica Agreement; or any default or event of default occurs in any other agreement to which Borrower is subject or by which Borrower is bound (i) resulting in a right by the other party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in excess of $100,000 or (ii) that could reasonably be expected to have a Material Adverse Effect; or
(f)    Any portion of Borrower’s assets is attached, seized or levied upon, or a judgment for more than $50,000 is awarded against Borrower and is not stayed within ten days; or
(g)    Dissolution or termination of existence of Borrower; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Borrower, Borrower shall have 60 days after the date such proceeding was commenced to have it dismissed, provided Agility shall have no obligation to make any Advances during such period); or
(h)    The occurrence of any circumstance that could reasonably be expected to have a “Material Adverse Effect”, which shall mean (i) a material adverse change in Borrower’s prospects, business or financial condition, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower's obligations under the Transaction Documents, (iii) a material impairment in the perfection, value or priority of Lender’s security interests in the Collateral; or
(i)    If any guaranty of all or a portion of the Obligations (a “Guaranty”), if any, ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation, or any event of default occurs, under the Guaranty, or if any of the circumstances described in clauses (c) through (g) above with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution.
7.Remedies.
(a)    Remedies. Upon the occurrence and during the continuance of any Event of Default, Agility, at its option, may do any one or more of the following: (i) Accelerate and declare the Obligations to be immediately due, payable, and performable; (ii) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agility to enter Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrower for so long as Agility reasonably deems it necessary in order to complete the enforcement of its rights under this Agreement or any other Transaction Document; provided, however, that should Agility seek to take possession of any of the Collateral by Court process, Borrower hereby waives: (A) any bond and any surety or security relating thereto; (B) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (C) any requirement that Agility retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (iii) Require Borrower to assemble any or all of the Collateral and make it available to Agility at places designated by Agility; (iv) Complete the processing of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agility shall have the right to use Borrower’s premises, equipment and all other property without charge by Borrower; (v) Collect and dispose of and realize upon any investment property, including withdrawal of any and all funds from any deposit or securities accounts; (vi) Dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; and (vii) Demand payment of, and collect any accounts, general intangibles or other Collateral and, in connection therewith, Borrower irrevocably authorizes Agility to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Agility’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; Borrower grants Agility a license, exercisable from and after an Event of Default has occurred and while it is continuing, to use and copy any trademarks, service marks and other intellectual property in which Borrower has an interest to effect any of the foregoing remedies. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Agility with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.
(b)    Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agility first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agility in the exercise of its rights under this Agreement or any other Transaction Document, second to any fees and Obligations other than interest and principal, third to the interest due upon any of the Obligations, and fourth to the principal of the Obligations, in such order as Agility shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agility for any deficiency.
(c)    Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agility shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agility and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agility of one or more of its rights or remedies shall not be deemed an election, nor bar Agility from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agility to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
(d)    Power of Attorney. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Agility (and any of Agility’s designated employees or agents) as Borrower’s true and lawful attorney in fact to: endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts, general intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Borrower, or reasonably necessary to enforce Agility’s rights or remedies or otherwise carry out the purposes of this Agreement and the other Transaction Documents. The appointment of Agility as Borrower’s attorney in fact, and each of Agility’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to Agility have been paid and performed in full.
8.Waivers. The failure of Agility at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Transaction Document between Borrower and Agility shall not waive or diminish any right of Agility later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement shall be deemed to have been waived except by a specific written waiver signed by an authorized officer of Agility. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agility on which Borrower is or may in any way be liable, and notice of any action taken by Agility, unless expressly required by this Agreement.
9.Indemnity. Borrower shall indemnify Agility for any costs or liabilities, including reasonable attorneys’ fees, incurred by Agility in connection with this Agreement or any other Transaction Document, except for any losses caused by Lender’s gross negligence or willful misconduct.
10.Confidentiality. In handling any confidential non-public information provided to Agility by Borrower, Agility shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to subsidiaries or affiliates of Agility in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agility, and (v) as Agility may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information shall not include information that either: (a) is in the public domain, or becomes part of the public domain, after disclosure to Agility through no fault of Agility; or (b) is disclosed to Agility by a third party, provided Agility does not have actual knowledge that such third party is prohibited from disclosing such information.
11.Governing Law; Jurisdiction; Venue. The Transaction Documents, all acts and transactions under the Transaction Documents, and all rights and obligations of Agility and Borrower shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. As a material part of the consideration to Agility to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to the Transaction Documents shall, at Agility’s option, be litigated in courts located within California, and, at Agility’s option, the venue therefor shall be Santa Barbara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
12.MUTUAL WAIVER OF JURY TRIAL. BORROWER AND AGILITY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGILITY AND BORROWER INCLUDING ALL OTHER TRANSACTION DOCUMENTS, OR ANY CONDUCT, ACTS OR OMISSIONS OF AGILITY OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGILITY OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ BEFORE A MUTUALLY ACCEPTABLE REFEREE SITTING WITHOUT A JURY OR, IF NO AGREEMENT ON THE REFEREE IS REACHED, BEFORE A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA BARBARA COUNTY. THIS PROVISION SHALL NOT RESTRICT A PARTY FROM EXERCISING NONJUDICIAL REMEDIES UNDER THE CODE.
13.General. This Agreement and the other Transaction Documents are the final, entire and complete agreement between Borrower and Agility and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement and the other Transaction Documents. There are no oral understandings, representations or agreements between the parties which are not set forth in the Transaction Documents. The terms and provisions of this Agreement or any other Transaction Document may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Agility. Agility may assign all or any part of its interest in this Agreement or any other Transaction Document and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this or any other Transaction Document, with notice to, but without consent of, Borrower. Borrower may not assign any rights under or interest in this Agreement or any other Transaction Document without Agility’s prior written consent.
14.Publicity. Borrower authorizes Agility to use Borrower’s tradenames and logos in Agility’s marketing materials in respect of the transactions evidenced by this Agreement.
15.Lender’s License. This loan is made pursuant to the California Finance Lenders Law, Division 9 (commencing with Section 22000) of the Financial Code. Agility Capital II, LLC, 812 Anacapa Street, Suite A, Santa Barbara, CA 93101, License Number 603 H822. FOR INFORMATION CONTACT THE DEPARTMENT OF CORPORATIONS, STATE OF CALIFORNIA.
16.Subordination. The Obligations owing to Lender are subject to the terms of the Intercreditor Agreement.
[SIGNATURE PAGE FOLLOWS]

AGILITY CAPITAL II, LLC	RAINMAKER SYSTEMS, INC.
By:	By:
Title:	Title:

Address for notices:	Address for notices:
Agility Capital II, LLC 812 Anacapa Street, Suite A Santa Barbara, CA 93101 Attn: Jeff Carmody Fax: 805-568-0427	RAINMAKER SYSTEMS, INC. 900 East Hamilton Ave, Suite 400 Campbell, CA 95008 Attn: _________________ FAX: _________________

EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)     all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including copyrights, patents, trademarks, goodwill and all intellectual property, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and
(b)     any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.
Notwithstanding the foregoing, the term “Collateral” shall not include property that (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

EXHIBIT B

Places of Business and Locations of Collateral (Section 3(b)):

Permitted Liens (Section 3(c))

Litigation (Section 3(g)):

Subsidiaries and partnerships and joint ventures (Section 3(h)):

Accounts (Section 3(i))

CORPORATE RESOLUTIONS AND INCUMBENCY CERTIFICATE

Borrower: RAINMAKER SYSTEMS, INC.

I, the undersigned Secretary or Assistant Secretary of RAINMAKER SYSTEMS, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the state of Delaware.
I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation and Bylaws of the Corporation, each of which is in full force and effect on the date hereof.
I FURTHER CERTIFY that by unanimous written consent of the Directors of the Corporation, (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.
BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

Names	Position	Actual Signatures

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:
Borrow Money. To borrow from time to time from Agility Capital II, LLC (“Agility”), on such terms as may be agreed upon between the officers, employees, or agents and Agility, such sum or sums of money as in their judgment should be borrowed, without limitation, including such sums as are specified in that certain Loan Agreement (the “Agreement”).
Execute Agreement. To execute and deliver the Agreement to Agility, and also one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, or any portion of the notes.
Grant Security. To grant a security interest to Agility in the Collateral described in the Agreement, which security interest shall secure all of the Corporation’s obligations, as described in the Agreement.
Issue Warrants. To issue one or more warrants to purchase the capital stock of the Corporation to Agility.
Further Acts. To designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.”
BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Agility may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Agility. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.
I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.
IN WITNESS WHEREOF, I have hereunto set my hand as of October 24, 2013 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By:
Name: Title:

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